Rule 424(b)(3) and (c)
                                                   Commission File No. 333-54732

PROSPECTUS SUPPLEMENT

                            MILESTONE SCIENTIFIC INC.

                                2,275,000 shares
                                       of
                                  Common Stock

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      The following information supplements and amends the Prospectus of
Milestone Scientific Inc. ("Milestone") dated May 5, 2001, as amended in a Post-Effective Amendment filed with the Securities and Exchange Commission on September 16, 2003, relating to the issuance of 2,275,000 shares of Milestone's common stock. This Supplement should be read in conjunction with that Prospectus and Post-Effective Amendment.

      On October 3, 2003, Milestone issued its first drawdown notice to Hillgreen Investment Limited ("Hillgreen"), under the Private Equity Line of Credit Agreement delivered and effective on January 19, 2001, evidencing an equity line agreement between Milestone and Hillgreen. This notice offered to sell up to U.S. $200,000 in aggregate traded value of Milestone common shares to Hillgreen under the pricing formula set forth in the equity line agreement, during the two consecutive ten trading day pricing periods commencing on October 7, 2003 and ending on November 3, 2003 at no less than a traded value of U.S. $1.05 per share. Pursuant to the calculations done at the end of each of the first and second pricing periods, Milestone issued 101,829 shares of common stock to Hillgreen in consideration for $200,000 in the first drawdown.

      On November 10, 2003, Milestone issued its second drawdown notice to Hillgreen. This notice offered to sell up to U.S. $300,000 in aggregate traded value of Milestone common shares to Hillgreen under the pricing formula set forth in the equity line agreement, during the two consecutive ten trading day pricing periods commencing on November 11, 2003 at no less than a traded value of U.S. $1.85 per share. Pursuant to the calculation done at the end of the first pricing period, Milestone issued 17,011 shares of common stock to Hillgreen in consideration for $30,000 in this first part of the second drawdown.


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           The date of this Prospectus Supplement is November 26, 2003